EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form 8-K, of our report dated August 22, 2007 relating to the balance sheet and the related statements of operations, stockholders' deficit, and cash flows of GCA III Acquisition Corp, Inc. at May 31, 2007.

/s/SHERB & CO., LLP

SHERB & CO., LLP, Certified Public Accountants
New York, NY
November 14, 2007